Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

PERSONAL AND CONFIDENTIAL

July 22, 2016

G-III Apparel Group, LTD.
512 Seventh Avenue
New York, New York 10018
Attention: Wayne Miller, Chief Operating Officer

Project Brand II
$450,000,000 Senior Secured Term Loan Facility
$525,000,000 ABL Facility
Commitment Letter

Ladies and Gentlemen:

G-III Apparel Group, LTD (the “Company” or “you”) has advised Barclays Bank PLC (“Barclays”, together with any of its affiliates as may be appropriate to provide the services, but for the avoidance of doubt, not the commitments contemplated herein) and JPMorgan Chase Bank, N.A. (“JPMorgan”, together with any of its affiliates as may be appropriate to provide the services, but for the avoidance of doubt, not the commitments contemplated herein); JPMorgan, together with Barclays and any Additional Commitment Parties (as defined below) appointed pursuant to the fifth paragraph of Section 1 hereof, (the “Commitment Parties”, “we” or “us”) that it intends to acquire (the “Acquisition”) directly or indirectly, through one or more subsidiaries, the capital stock of an entity codenamed “Brand II” (the “Target”) and to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “ABL Facility Term Sheet” and, together with the Term Facility Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Conditions Precedent attached hereto as Exhibit D, collectively, the “Commitment Letter”).

You have also advised us that, in connection therewith, it is intended that the financing for the Transactions will be financed from the following sources:

•	$450.0 million of borrowings under a senior secured term loan facility (the “Term Facility”) having the terms set forth in the Term Facility Term Sheet;

•	Borrowings of up to the amount specified in the ABL Facility Term Sheet under a $525.0 million senior secured asset-based revolving credit facility (the “ABL Facility”; the ABL Facility and the Term Facility are collectively referred to herein as the “Facilities”);

•	$75.0 million of borrowings under a seller note having the terms substantially as set forth in Exhibit B to the Acquisition Agreement (the “Seller Note”);

•	Common equity issued by the Company to the shareholders of the Target in accordance with the Acquisition Agreement (the “Equity Issuance”).

1.	Commitments and Agency Roles

You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent and collateral agent (in such capacities, the “Term Administrative Agent”) for the Term Facility and (ii) JPMorgan to act, and JPMorgan hereby agrees to act, as sole and exclusive administrative agent and collateral agent (in such capacities, the “ABL Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”) for the ABL Facility. You hereby appoint (i) each of Barclays and JPMorgan to act, and each of Barclays and JPMorgan hereby agrees to act, as a lead arranger and bookrunner (in such capacities, together with any Additional Commitment Party (as defined below) appointed as an arranger and/or bookrunner pursuant to the provisions of the fifth paragraph of this Section 1, each a “Term Facility Arranger” and, collectively, the “Term Facility Arrangers”) for the Term Facility and (ii) each of JPMorgan and Barclays to act, and each of JPMorgan and Barclays hereby agrees to act, as a lead arranger and bookrunner (in such capacities, together with any Additional Commitment Party (as defined below) appointed as an arranger and/or bookrunner pursuant to the provisions of the fifth paragraph of this Section 1, each an “ABL Facility Arranger” and, collectively, the “ABL Facility Arrangers”; the ABL Facility Arrangers and the Term Facility Arrangers are collectively referred to herein as the “Arrangers”) for the ABL Facility. It is agreed that (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement and JPMorgan shall have “right side” placement (immediately to the right of Barclays) in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the roles and responsibilities conventionally associated with such “right” placement and (ii) JPMorgan shall have “left” placement in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement and Barclays shall have “right side” placement (immediately to the right of JPMorgan) in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the roles and responsibilities conventionally associated with such “right” placement. All other financial institutions and any other Arrangers will be listed in customary fashion (as mutually agreed to by you and the Arrangers as of the Acceptance Date (as defined below)) in the marketing materials or other documentation used in connection with the Facilities.

In connection with the Transactions contemplated hereby, (a)(i) Barclays is pleased to advise you of its several, but not joint, commitment to provide 60% of the aggregate principal amount of the Term Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provisions” in the Fee Letter (as defined below)) and (ii) JPMorgan is pleased to advise you of its several, but not joint, commitment to provide 40% of the aggregate principal amount of the Term Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provisions” in the Fee Letter) and (b)(i) JPMorgan is pleased to advise you of its several, but not joint, commitment to provide 60% of the aggregate principal amount of the ABL Facility and (ii) Barclays is pleased to advise you of its several, but not joint, commitment to provide 40% of the aggregate principal amount of the ABL Facility subject, in each case (described in clauses (a) and (b) above) to the satisfaction or waiver of the applicable Closing Conditions (as defined below).

In such capacity, Barclays and JPMorgan, together with any Additional Commitment Party added as an initial lender pursuant to the provisions of the fifth paragraph of this Section 1, are referred to herein as

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the “Initial Lenders” and, each individually as an “Initial Lender”, with the entities named in clause (a) above, together with any Additional Commitment Party added as an initial lender under the Term Facility pursuant to the provisions of the fifth paragraph of this Section 1, being herein called the “Initial Term Lenders” and the entities named in clause (b) above, together with any Additional Commitment Party added as an initial lender under the ABL Facility pursuant to the provisions of the fifth paragraph of this Section 1, being herein called the “Initial ABL Lenders”.

Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between the Company and us entered into on the date hereof. In consideration of our execution and delivery of this Commitment Letter, you agree to pay the fees and expenses set forth in the Term Sheets and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. Subject to the provisions set forth in the next succeeding paragraph, you agree that no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to the Lenders in connection with the Facilities unless you and we shall so agree.

Notwithstanding the foregoing, you may, on or prior to the date that is ten (10) business days following the date of your acceptance of this Commitment Letter (the “Acceptance Date”), (A) appoint one (1) other financial institution as an additional bookrunner and/or arranger in respect of the Term Facility and appoint up to three (3) other financial institutions as documentation agents, additional managers and/or co-managers in respect of the Term Facility and (B) appoint one (1) other financial institutions as an additional bookrunner and/or arranger in respect of the ABL Facility and appoint up to three (3) other financial institutions as documentation agents, additional managers and/or co-managers in respect of the ABL Facility (in either case, each an “Additional Commitment Party”). The Additional Commitment Parties (or their affiliates) with respect to the Term Facility may have (in the aggregate) commitments of up to 20% of the commitment amount with respect to the Term Facility and shall be entitled to its ratable share of the economics payable to Barclays and JPMorgan in respect of the Term Facility. The Additional Commitment Parties (or their affiliates) with respect to the ABL Facility may have (in the aggregate) commitments of up to 20% of the commitment amount with respect to the ABL Facility and shall be entitled to their ratable share of the economics payable to JPMorgan and Barclays in respect of the ABL Facility. It is understood that, to the extent you appoint an Additional Commitment Party, the commitments of Barclays and JPMorgan with respect to the applicable Facility will be reduced ratably with respect to such Facility by the amount of the commitments of such Additional Commitment Party (or its affiliates) upon the execution by it of customary joinder documentation pursuant to which such Additional Commitment Party (and/or its affiliate) shall assume a proportion of the commitments with respect to the applicable Facility that equal the proportion of the economics allocated to it and, thereafter, such Additional Commitment Party (or its affiliates) shall constitute an Initial Lender, an Initial Term Lender, an Initial ABL Lender, a Term Facility Arranger, an ABL Facility Arranger and a Commitment Party hereunder.

2.	Conditions Precedent

Our commitments hereunder to fund and make effective the Facilities on the Closing Date (as defined below) and our agreements to perform the services described herein are subject only to the conditions set forth in Exhibit D hereto (the “Closing Conditions”); and upon, in each case, satisfaction (or waiver by the Commitment Parties) of such Closing Conditions, the initial funding of the Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, other than those that are expressly stated as Closing Conditions above to be conditions to the initial funding under and effectiveness of, the Facilities on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Loan Documents (as defined in Exhibit C) or any other agreement or

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undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the availability and effectiveness of the Facilities on the Closing Date will be (a) the representations and warranties made by, or with respect to the Target, in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability and effectiveness of the Facilities on the Closing Date if the Closing Conditions are satisfied and/or waived by the Commitment Parties (it being understood that, to the extent any security interest in the Collateral (as defined in Exhibit B) (other than any collateral the security interest in which may be perfected by the (x) filing of a UCC financing statement or (y) possession of stock certificates (or equivalent certificated equity interests) of the U.S. restricted subsidiaries of the Company (including the Target) as and to the extent required under the heading “Collateral” in Exhibit B; provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of the subsidiaries of the Target will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Seller or the Target), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense and (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered within no later than 90 days after the Closing Date (or such later date as may be reasonably agreed by the Term Administrative Agent) pursuant to arrangements to be mutually agreed by the Company and the Term Administrative Agent). For purposes hereof, “Specified Representations” means the representations of the Borrowers and the Guarantors (each as defined in Exhibit A) in the Loan Documents relating to qualification, incorporation or organization of the Company and its subsidiaries; power and authority to enter into and perform under the Loan Documents; due authorization and execution of the Loan Documents; the incurrence of the loans to be made under the Facilities, the provision of the guarantees under the Loan Documents and the granting of the security interests in the Collateral to secure the Facilities and the other provisions of the Loan Documents, do not conflict with the organizational documents of the Borrower or any Guarantor; delivery and enforceability of the Loan Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 5 of Exhibit D); not being required to be registered as an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940; not using proceeds of the loans under the Facilities to purchase margin stock or otherwise in violation of the FCPA, OFAC; the Patriot Act; and the creation, validity and perfection of the security interest granted in the intended collateral to be perfected (except as provided above). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication

The Arrangers intend and reserve the right, on and after the Acceptance Date, to syndicate the Facilities to a group of banks, financial institutions and other institutional lenders (collectively, with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Arrangers will not syndicate to (i) those lenders separately identified in writing by you to us prior to the date hereof or (ii) to your competitors (which shall not include bona fide debt funds), separately identified in writing by you to us prior to the date hereof or to the Administrative Agents from time to time after the

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Closing Date (such Lenders, “Disqualified Lenders”); provided that any supplement to the “Disqualified Lenders” list shall become effective three (3) business days after delivery to the Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Facilities in accordance with the terms of this Commitment Letter or the Loan Documents (as defined in Exhibit C to this Commitment Letter); provided, further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Facilities through and including the Syndication Date (as defined below).

Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but other than in connection with any assignment to the Additional Commitment Party pursuant to Section 1 above or unless otherwise agreed in writing by you), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of consummation of the Acquisition and effectiveness of, and initial funding under, the Facilities (the date of such consummation, effectiveness and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities on the Closing Date has occurred and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, in each case subject to your consent rights on the identity of Lenders specified above and rights of appointment of any Additional Commitment Party. The Arrangers will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company and your subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, prior to the Syndication Date, the Company will not, and will use commercially reasonable efforts to ensure that the Target will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of the Company or the Target or any of their respective subsidiaries (other than the Facilities, any indebtedness of the Target permitted to be incurred by the Target (including its subsidiaries) pursuant to the Acquisition Agreement, other indebtedness incurred in the ordinary course of business of the Company and its subsidiaries or the Target for capital expenditures and working capital purposes), without the prior written consent of the Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Company agrees to, and agrees to use commercially reasonable efforts to have the Target, cooperate with the Arrangers, and provide customary information reasonably required by the Arrangers, in connection with all syndication efforts of the Arrangers until the earlier to occur of (a) the Successful Syndications (as defined in the Fee Letter) and (b) 60 days following the Closing Date (such earlier date, the “Syndication Date”) including: (i) your assistance in preparing, as soon as practicable

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after the date of this Commitment Letter, a customary information memorandum and other customary marketing materials (collectively, “Facilities Marketing Materials”) in each case to be used in connection with the syndication of the Facilities and you shall use your commercially reasonable efforts to provide the Term Facility Arrangers with a period, on or prior to the Closing Date, of 15 consecutive Business Days, beginning no earlier than September 6, 2016, from and after the date of receipt of the Facilities Marketing Materials containing customary information regarding you and your subsidiaries, the Target and its subsidiaries, the Transactions and the Facilities (other than information customarily included therein that is customarily provided by the Commitment Parties or their counsel) in a form customarily delivered in connection with senior secured bank financings in the United States, to syndicate the Credit Facilities; (ii) using commercially reasonable efforts to obtain, prior to the launch of syndication, a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating from S&P Global Ratings (“S&P”), in each case with respect to the Company, and ratings for the Term Facility from each of S&P and Moody’s; (iii) arranging for direct contact between appropriate senior management, representatives and advisors of the Company with prospective Lenders, in all such cases at times mutually agreed upon; (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers and mutually agreed upon one or more meetings with prospective Lenders; (v) using commercially reasonable efforts to cause the Seller to cooperate with Ernst & Young LLP in the preparation of, and to cause Ernst & Young LLP to prepare and deliver to you prior to the launch of syndication, quality of earnings reports (collectively, the “QoE Reports”) in respect of the Target and its subsidiaries prepared by Ernst & Young LLP with respect to the 2014 and 2015 fiscal years, as well as the interim periods ending March 31, 2016, June 30, 2016 and, if applicable, September 30, 2016 and (vi) using commercially reasonable efforts to (x) ensure that the ABL Administrative Agent and its designees shall have sufficient access to Company and its subsidiaries and the Target and its subsidiaries to complete, as promptly as practicable after the Acceptance Date and prior to the Closing Date or as soon as practicable thereafter (A) a field examination of the accounts receivable, credit card receivables, inventory and related working capital matters and related data processing and other systems, in each case, to the reasonable satisfaction of the ABL Administrative Agent and (B) an appraisal of inventory by an independent third-party appraisal firm reasonably acceptable to the ABL Administrative Agent and (y) delivering a Borrowing Base Certificate (as defined in Exhibit C) or certificate evidencing the initial Borrowing Base (as defined in Exhibit C) and after giving effect to the initial borrowing under the ABL Facility on the Closing Date and which certificate may be in the form of, and contain information consistent with, the most recent borrowing base certificate delivered by the Company under the Existing ABL Facility (as defined in Exhibit A) (with relevant modifications with respect to the assets of the Target and its subsidiaries to the extent that any such assets of the Target and its subsidiaries are to be included in the Borrowing Base on the Closing Date) (the “Initial Borrowing Base Certificate”). It is understood that the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 2 and 3 of Exhibit D and it is further understood that the financial statements referred to in clauses (ii) and (iv) of paragraph 2 of Exhibit D may not be delivered until the Closing Date or immediately prior thereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referred to above and the compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

Upon the reasonable request of the Arrangers, you will furnish, and to the extent not in contravention of the Acquisition Agreement, use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Arrangers an electronic version of your and your subsidiaries’ and the Target’s and its subsidiaries’ corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Facilities (the “License”); provided, however, that the License shall be used solely for the purpose

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described above and may not be assigned or transferred. You hereby authorize the Arrangers to download copies of the Company’s corporate logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by any Arranger to syndicate the Facilities and use the logos in any Facilities Marketing Material or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Arrangers may place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to you. You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us by you or your affiliates in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At any Arranger’s request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information (as reasonably determined by you) concerning you, the Target or your or its respective subsidiaries or your or its respective affiliates or any of your or its respective securities for purposes of applicable foreign (with respect to the Seller and its securities only), United States federal and state securities laws (collectively, “MNPI”). You will clearly designate as “PUBLIC” any information that does not contain MNPI (the “Public Information Materials”) provided to the Commitment Parties by you or by your representatives on your behalf which is suitable to make available to Public Lenders. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of Public Information Materials to Public Lenders and confirming the absence of MNPI therein. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Facilities. You agree that unless specifically labeled “PUBLIC,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will be distributed to Public Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (iv) of the second preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by the Arrangers and the Arrangers freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

4.	Information

You represent and warrant that (and with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge that) (i) all written information (other than projections, forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to each Arranger, each Commitment Party, the Lenders or any of their respective affiliates by you or any of your representatives on your behalf (including any information relating to the Target and its subsidiaries) in connection with the Transactions, when taken as a whole, was and will be, when furnished, complete and correct in all material respects and did not and will not

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when furnished and when taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to each Arranger, each Commitment Party, the Lenders or any of their respective affiliates by you or any of your representatives on your behalf in connection with the Transactions have been and will be prepared in good faith and that the information in such projections with respect to you will be based upon accounting principles consistent with the historical audited financial statements of the Company most recently provided to the Commitment Parties as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to each Arranger, each Commitment Party, the Lenders or any of their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (a) the Closing Date and (b) the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to information and projections relating to the Target and its subsidiaries) in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will (and, with respect to information and projections relating to the Target and its subsidiaries, you will use commercially reasonable efforts to cause the Target and its subsidiaries to) promptly supplement, or cause to be supplemented, the information and projections so that (with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification; Expense Reimbursement

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you hereby agree (a) to indemnify and hold harmless the Administrative Agents, the Commitment Parties, the Arrangers and their respective affiliates and each partner, trustee, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, the Target, the Guarantors, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way relating to any actions, suits or proceedings (including any investigations or inquiries) relating to or resulting from this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and you agree, upon demand, to pay and reimburse each Indemnified Person, whether or not the action, suit, proceeding or claim out of which any such expenses arise is brought by the Company, the Target, any Guarantor, any of their respective affiliates or any other person or entity and whether or not any Indemnified Person is a party to such action, suit, proceeding or claim for any reasonable, documented out-of-pocket legal (limited to the fees, charges and disbursements of a single counsel for all Indemnified Persons selected by the Commitment Parties and of such special and local counsel as the Commitment Parties may deem appropriate in their good faith discretion, except that if any Indemnified Person reasonably concludes that its interests conflict with those of another Indemnified Person and notifies you of such conflict, you shall also be responsible for the reasonable, documented fees, charges and disbursements of one separate counsel for such conflicted Indemnified Persons) or other reasonable,

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documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense (i) to the extent such claim, loss, damage, liability or expense resulted from (x) the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates, partners, trustees, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons (as determined by a final, nonappealable judgment of a court of competent jurisdiction) or (y) a material breach by such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their controlling persons of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction), including the Commitment Lenders’ obligations to fund the Facilities on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Administrative Agent, Commitment Party, Arranger or other agent in its capacity or in fulfilling its role as such); and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Arrangers identified in the Term Sheets, of a single firm of local counsel to the Lead Arrangers in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the Loan Documents; provided that, only one inventory appraisal and one field examination shall be included with the scope of the expenses to be reimbursed under this clause (b).

Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages directly or indirectly arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems unless such use resulted from the gross negligence or willful misconduct on the part of such person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

The indemnity and reimbursement obligations of the Company under this Section 5 will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect.

Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of or arising out of, or in any way related to, the Acquisition, this Commitment Letter, the Fee Letter, the Facilities or the Transactions or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by the preceding sentence to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 5.

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6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of each of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of the Company) other than the parties hereto (and any Indemnified Person). This Commitment Letter may not be assigned by any Commitment Party without the consent of each other party hereto (and any purported assignment without such consent will be null and void); provided that, (i) subject to Section 3, the Initial Lenders may assign their commitments in connection with the syndication of the Facilities and, (ii) in the case of an assignment to the Additional Commitment Party pursuant to Section 1 above, Barclays and JPMorgan shall assign the applicable portion of their respective commitments to the Additional Commitment Party and will be released from that portion of their respective commitments and agreements hereunder that have been so assigned. This Commitment Letter (including the Term Sheets) may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

The Arrangers hereby notify the Company, the Borrowers and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow the Arrangers and each Lender to identify the Borrowers and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Arranger and each Lender, and you agree that the Arrangers shall be permitted to share such information with the Lenders.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions (collectively with the Commitment Letter and the Fee Letter, the “Transaction Information”) may not be disclosed to any person or entity other than the Board of Directors and senior management of the Company or circulated or referred to publicly without our prior written consent except, after providing prior written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that (x) we hereby consent to your disclosure of (i) the Transaction Information to your officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep such Transaction Information confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein other than a version of the Fee Letter redacted in a customary manner reasonably satisfactory to the Commitment Parties) to the Target, the Seller and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, such Term Sheets and the information contained herein and therein confidential and such persons agree to hold the same in confidence, (iii) the Term Sheets to any ratings agencies on a confidential basis in connection with the Transactions, (iv) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information

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contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the Term Sheets (but not this Commitment Letter or the Fee Letter) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers, (vi) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions, (vii) you may disclose the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions and (viii) after the Acceptance Date, you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheets and other exhibits and attachments hereto) to any potential Additional Commitment Party to the extent in contemplation of appointing such person pursuant to the provisions of Section 1 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the earlier of the Closing Date and the date that is 2 years after the Acceptance Date.

We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder (b) to any Lenders or participants or prospective Lenders or participants who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to any hedge provider or prospective hedge provider (collectively, “Specified Counterparties”) subject to the provisions of the proviso to this paragraph; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants

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or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the Acceptance Date.

You acknowledge that the Commitment Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Company, the Target and other companies that may be the subject of the Transactions. In addition, each of the Commitment Parties and their respective affiliates are full service securities or banking firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Company, the Target and other companies that may be the subject of the Transactions. You acknowledge that each Commitment Party and their affiliates may be providing debt financing, equity capital, investment banking or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise, and that each Commitment Party and its affiliates may have economic interests that are different from or conflict with those of the Company regarding the Transactions. You acknowledge that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’-length commercial transactions and that we are acting as principal and in our own best interests. The Company is relying on its own experts and advisors to determine whether the Transactions are in the Company’s best interests. You agree that we will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Company, its equity holders or its affiliates, on the other hand, in connection with the financing contemplated hereby. In addition, we may employ the services of our respective affiliates and branches in providing any of the services hereunder and may exchange with such affiliates information concerning the Company, the Target and other companies that may be the subject of the Transactions and such affiliates or branches will be entitled to the benefits afforded to, and subject to the limitations and restrictions binding upon, us hereunder.

In addition, please note that Barclays has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) to you in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this

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Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Additionally, you acknowledge and agree that no Commitment Party nor their respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party nor their respective affiliates shall have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties or their affiliates of you, the Borrowers, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

Any right to trial by jury with respect to any action, suit, proceeding OR CLAIM arising in connection with or as a result of any matter referred to in thIS Commitment Letter or the Fee Letter is hereby IRREVOCABLY waived by the parties hereto. This Commitment Letter WILL be governed by and construed in accordance with the laws of the State of New York.

Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter and any written or oral communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions are issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon or thereon.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

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Except to the extent otherwise specified in this Commitment Letter, the provisions of Sections 3, 5 and 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, or the Transactions, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are incurred, and Section 3 of this Commitment Letter will survive any termination of this Commitment Letter pursuant to clause (i) of the first sentence of Section 10 below and the completion of the Transactions. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason (including by virtue of the receipt of proceeds by the Company from the issuance of additional shares of its capital stock), you may, in your sole discretion, reduce the Initial Lenders’ commitments with respect to the Term Facility (on a pro rata basis amongst the Initial Lenders).

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will automatically (and without further action) terminate upon the first to occur of (such first date, the “Termination Date”) (i) the consummation of the Acquisition with or without the use of the Facilities, (ii) your written notice to us of your abandonment of the Acquisition, (iii) the termination of the Acquisition Agreement (or the termination of your obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof), (iv) your written notice to us of your election to terminate the commitments for all of the Facilities, our agreements to provide the services described herein, and your obligations described herein and (v) 11:59 p.m., New York City time, on February 1, 2017 (the “Outside Date”) unless the closing of the Facilities, as applicable, has been consummated on or before such date on the terms and subject to the conditions set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter set forth the entire understanding of the parties with respect to the Facilities and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. Those matters that are not covered in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties. This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letter. No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 p.m., New York City time, on July 22, 2016, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

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We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ REGINA TARONE
Name: Regina Tarone
Title: Managing Director

We look forward to working with you on this assignment.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ DONNA DIFORIO
Name: Donna DiForio
Title: Authorized Officer

Accepted and agreed to as of the date first above written:

G-III APPAREL GROUP, LTD

By:	/s/ WAYNE S. MILLER
Name: Wayne S. Miller
Title: Chief Operating Officer

Exhibit A

Project Brand II
Transaction Description

Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Commitment Letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

G-III Apparel Group, Ltd., a corporation organized under the laws of the State of Delaware, intends to acquire (the “Company”), the capital stock of an entity codenamed “Brand II” (the “Target”), from LVMH Moet Hennessy Louis Vuitton Inc., a corporation organized under the laws of the State of Delaware (the “Seller”). The Company intends to consummate the Acquisition pursuant to a Stock Purchase Agreement, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended or waived as permitted by the Commitment Letter, the “Acquisition Agreement”) by and between the Company and Seller, pursuant to which the Company will purchase the Shares (as defined in the Acquisition Agreement) from the Seller and the Seller will receive cash in exchange for Shares (collectively, the “Acquisition Consideration”), and the Target will become a wholly-owned direct or indirect subsidiary of the Company.

In connection with the foregoing, it is intended that:

1.	The Borrower will obtain a $450.0 million aggregate principal amount senior secured term loan B facility described in Exhibit B to the Commitment Letter (the “Term Facility”).

2.	The Borrower will (i) obtain borrowings of up to the amount specified in the ABL Facility Term Sheet under a new $525.0 million aggregate principal amount senior secured asset-based revolving credit facility described in Exhibit C to the Commitment Letter and (ii) in connection with the other Transactions, repay in full the principal, accrued and unpaid interest, fees, premium, if any, and other amounts, other than (A) contingent obligations not then due and payable and that by their terms survive the termination of the Existing ABL Facility (as defined below) and (B) certain existing letters of credit outstanding under the Existing ABL Facility that on the Closing Date will be grandfathered into, or backstopped by, the ABL Facility as described in Exhibit C or cash collateralized in a manner satisfactory to the issuing banks thereof under that certain Credit Agreement, dated as of August 6, 2012 (as amended by the Amendment to Credit Agreement dated as of October 1, 2013, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing ABL Facility”), by and among the Borrowers and the Loan Guarantors (each as defined therein) party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., in its capacity as the administrative agent thereunder, and terminate all commitments to extend credit under the Existing ABL Facility and any security interests and guarantees in connection therewith shall be terminated and/or released (the “ABL Refinancing”).

3.	The Borrower will consummate the Equity Issuance and will enter into the $75.0 million Seller Note.

Exhibit A-1

4.	Immediately after giving effect to the Acquisition, all Financial Debt (as defined in the Acquisition Agreement) shall have been settled and/or repaid in full in connection with the other Transactions and all commitments to extend credit under any documentation governing any such Financial Debt will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (together with the ABL Refinancing, the “Refinancings”).

5.	The proceeds of the Term Facility, permitted borrowings under the ABL Facility, the Seller Note and the Equity Issuance will be applied (i) as described above to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, including any original issue discount, the “Transaction Costs”) and (iii) to pay for the Refinancings (the amounts payable above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

Exhibit A-2

Exhibit B

Project Brand II
Summary of Terms and Conditions of the Term Facility

Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Existing ABL Facility and if not defined therein, in the Commitment Letter (including Exhibits A, C and D thereto) to which this Exhibit B is attached.

Borrower:	The Company (the “Borrower”).

Guarantors:	All obligations of the Borrower under the Term Facility and under any Incremental Facility (as defined below) will be unconditionally guaranteed by the Borrower (other than with respect to its own primary obligations), and each existing and each subsequently acquired or organized direct or indirect wholly-owned domestically organized restricted subsidiary of the Borrower, subject to customary exceptions (including, without limitation, (a) no Guarantee from (i) any Excluded Subsidiary (as such term is defined in the Existing ABL Facility) and (b) where the Borrower and the Term Administrative Agent reasonably determine that the costs of obtaining such a Guarantee are excessive in relation to the value afforded thereby). The Borrower and any such subsidiary guarantors are each herein referred to as a “Loan Party”.

Term Facility Arrangers:	Barclays and JPMorgan, together with the financial institution appointed as the Additional Commitment Party, will act as the Term Facility Arrangers for the Term Facility and will perform the duties customarily associated with such role.

Term Administrative Agent:	Barclays will act as sole and exclusive Term Administrative Agent for the Lenders and will perform the duties customarily associated with such role.

Term Collateral Agent:	Barclays will act as sole and exclusive Term Collateral Agent for the Lenders and other secured parties and will perform the duties customarily associated with such role.

Syndication Agents:	JPMorgan and each Additional Commitment Party will act as the sole and exclusive syndication agents for the Term Facility and will perform the duties customarily associated with such role.

Documentation Agents:	One or more financial institutions appointed by the Company in consultation with the Term Facility Arrangers.

Lenders:	Banks, financial institutions and institutional lenders initially selected by the Term Facility Arrangers with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned).

Transactions:	As described in Exhibit A.

Exhibit B-1

Amount of Term Facility:	Senior secured tranche B term loan facility, consisting of a $450.0 million US Dollar denominated term loan (the “Term Facility”) plus, at the Borrower’s election and, without duplication, of any borrowings made under the ABL Facility as described under clause (iii) under the heading “Availability” in Exhibit C, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provisions” in the Fee Letter (which amount shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter).

Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used, along with proceeds of the ABL Facility, if drawn, proceeds from the issuance of the Seller Note, proceeds from the Equity Issuance, cash on hand at the Company and its subsidiaries and cash on hand at the Target and its subsidiaries, to finance the Acquisition Funds and for working capital and general corporate purposes.

Incremental Facilities:	The Term Loan Documents (as defined below) shall provide for the ability of the Borrower to add one or more incremental term facilities or increase any then-existing term loan facility, in each case under such documentation (the "Incremental Facilities") in minimum amounts of USD to be agreed and in an aggregate total principal amount not to exceed the sum of (i) the Maximum Base Incremental Amount plus (ii) additional amounts so long as the Borrower is in pro forma compliance (after giving effect to such Incremental Facility and any customary and appropriate pro forma adjustments for acquisitions or dispositions or prepayment of indebtedness in connection therewith (including adjustments for cost-savings and synergies subject to parameters to be agreed), and assuming that any cash proceeds of any Incremental Facilities will not be netted for the purpose of determining compliance with the First Lien Net Leverage Ratio calculated but without, for the avoidance of doubt, giving effect to any amount incurred substantially simultaneously or contemporaneously therewith under clause (i) above) that is less than or equal to 3.25 to 1.00 (the “Incremental Leverage Test”). For purposes hereof, the “Maximum Base Incremental Amount” means, at any time, an amount equal to (a) $175.0 million minus (b) the sum of (i) the aggregate amount of Incremental Facilities established under the Term Facility in reliance on clause (i) of the immediately preceding sentence since the Closing Date and (ii) the aggregate amount of Incremental Equivalent Debt incurred in reliance on clause (i) of the preceding sentence since the Closing Date. The Incremental Facilities will be incurred by the Borrower and will rank equal in right of payment, with the same guarantees and security as the Term Facility.

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Term Facility at the request of the Borrower with consent required only from those Lenders (including new lenders ("Additional Lenders") that are reasonably acceptable to the Borrower; provided that the Term

Exhibit B-2

Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if (and to the extent) such consent would be required under the heading "Assignments and Participations" for an assignment of loans or commitments, as applicable, to such Additional Lender) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility: (a) no default or event of default shall have occurred and be continuing or would result therefrom, except in the case of an Incremental Facility incurred to finance a permitted Acquisition (as defined below) or other permitted investment where no payment or bankruptcy event of default will be the standard (except where customary “SunGard” or “certain funds” conditionality is otherwise agreed to by the lenders providing such Incremental Facility), (b) all representations and warranties shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case accuracy in all respects is required) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (except where customary “SunGard” or “certain funds” conditionality is otherwise agreed to by the lenders providing such Incremental Facility, in which case such limited conditionality shall apply), (c) the maturity date of any such Incremental Facility shall be no earlier than the maturity date for the Term Facility, (d) the weighted average life to maturity of any Incremental Facility shall be no shorter than the weighted average life to maturity of the Term Facility, and (e) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility, provided that in the event that the Effective Yield for any Incremental Facility raised within twelve (12) months of the Closing Date are greater than the Effective Yield for the Term Facility by more than 50 basis points (the "Yield Differential"), then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the Effective Yield for such Incremental Facility is not more than 50 basis points higher than the Effective Yield for the Term Facility; provided that, to the extent such terms and documentation are not identical to the Term Facility (except to the extent permitted by clause (c), (d) or (e) above), they shall be reasonably satisfactory to the Administrative Agent. “Effective Yield” shall mean, as of any date of determination, the sum of (i) the interest rate margins as of such date (with the effect of any interest rate floors to be determined in a manner set forth in the proviso below) and (ii) original issue discount (“OID”) and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of OID) by the Borrower to the Lenders in connection with the Term Facility or Incremental Facility (with OID or upfront fees being equated to interest based on assumed four-year life to maturity) (it being understood that customary arrangement or commitment fees payable to any of the Term Facility Arrangers (or their respective affiliates) in connection with the Term Facility, as applicable, or to one or more arrangers or bookrunners (or their affiliates) of any Incremental Facility shall be excluded); provided that, with respect to any LIBOR

Exhibit B-3

or ABR floor for any Incremental Facility, (A) to the extent that the LIBOR rate or ABR rate (without giving effect to any floors in such definition), as applicable, in respect of the Incremental Facility on the date the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for the Incremental Facility for the purpose of calculating the Effective Yield, (B) to the extent that the LIBOR rate or ABR rate (without giving effect to any floors in such definition), as applicable, in respect of the Incremental Facility on the date the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield and (C) it is understood and agreed that any increase in interest rate margins to the Term Facility required due to the application of a LIBOR or ABR floor in respect of any Incremental Facility shall be effected solely through an increase in the LIBOR or ABR floor, as applicable, for the Term Facility.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Secured Indebtedness, but excluding any secured indebtedness to the extent the liens with respect thereto are junior or subordinated to the liens securing both of the Facilities, as of the last day of the most recently ended four-fiscal quarter period for which financial statements are available on or prior to such date of determination to (ii) Consolidated EBITDA of the Borrower and its restricted subsidiaries for such fiscal period.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Secured Indebtedness (as defined below) as of the last day of the most recently ended four-fiscal quarter period for which financial statements are available on or prior to such date of determination, to (b) Consolidated EBITDA (as defined below) of the Borrower and its restricted subsidiaries for such fiscal period.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness (as defined below) as of the last day of the most recently ended four-fiscal quarter period for which financial statements are available on or prior to such date of determination, to (b) Consolidated EBITDA (as defined below) of the Borrower and its restricted subsidiaries for such fiscal period.

“Total Indebtedness” means, as of any date of determination, the outstanding principal amount of funded indebtedness for borrowed money, purchase money indebtedness and the principal portion of financing leases, determined on a consolidated basis, of Borrower and its restricted subsidiaries less all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries; provided that when calculating Total Indebtedness, the amount of (i) borrowings under the ABL Facility included in any such calculation shall be deemed to be the average daily amount drawn on the ABL Facility over the immediately preceding four quarter period and (ii)

Exhibit B-4

unrestricted cash and cash equivalents included in any such calculation shall be deemed to be the average amount held by the Borrower and its restricted subsidiaries over the immediately preceding four fiscal quarter period.

“Total Secured Indebtedness” means, as of any date of determination, all Total Indebtedness that is secured by liens on any assets or property of the Borrower and its restricted subsidiaries.

“Consolidated EBITDA” shall be defined in a manner substantially similar to the definition of “EBITDA” in the Existing ABL Facility but (a) the Borrower shall be permitted to “add back” in such calculations (i) any extraordinary, unusual or non-recurring expenses or losses, (ii) any Transaction Costs and (iii) (x) demonstrable “run-rate” cost-savings, operating expense reductions or other cost synergies that are reasonably projected in good faith by the Company to be achieved in connection with the Transactions, other acquisitions or dispositions or other initiatives within the 12-month period following the consummation of such transaction, that are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Company and that are set forth in reasonable detail in a certificate of a financial officer of the Company (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such transaction); provided that, (x) the aggregate amount of such costs savings added back during any four-quarter test period shall not exceed twenty percent (20%) of Consolidated EBITDA (as calculated without giving effect to this cost savings add-back) and (y) any costs incurred in connection with achieving such savings, reductions or synergies and (b) there will be a deduction for extraordinary, unusual or non-recurring income or gains.

Refinancing Facilities:	The Term Loan Documents shall provide for the ability of the Borrower to refinance loans under the Term Facility or under any Incremental Facility with one or more new term facilities (each, a “Refinancing Term Facility”) under such documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans incurred by the Borrower that will be secured by liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) with the liens on the Collateral securing the Term Facility or junior lien secured notes or loans incurred by the Borrower that will be secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Term Facility, which will be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower (such notes or loans, “Refinancing Notes” and, together with the Refinancing Term Facility, the “Refinancing Indebtedness”) subject to customary limitations.

Exhibit B-5

Availability:	One drawing may be made under the Term Facility on the Closing Date.

Maturity Date:	6 years after the Closing Date. The Term Loan Documents shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding loans (which may include, among other things, an increase in the interest rates payable with respect of such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class)).

Amortization:	Commencing with the last day of the first full calendar quarter following the Closing Date, the Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin per annum; or

(b) the Adjusted LIBOR Rate plus the Applicable Margin per annum;

provided, however, that at no time will the Base Rate be deemed to be less than 2.00% per annum or the Adjusted LIBOR Rate be deemed to be less than 1.00% per annum.

The “Applicable Margin” shall mean, (i) with respect to Base Rate Loans, 3.50% and (ii) with respect to LIBOR Loans, 4.50%, subject to one step down of 0.25% to be based on a Senior Secured Net Leverage Ratio to be agreed (the “Term Facility Margin Step-Down”).

“Base Rate” and “Adjusted LIBOR Rate” shall be defined in a manner customary for transaction of this kind.

Default Interest:	Upon and during the continuance of any payment or bankruptcy event of default, and solely with respect to any overdue amounts, the applicable interest rate plus 2.00% per annum.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, (subject to the premium described

Exhibit B-6

in the next two sentences), subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period. In the event that, within six (6) months of the Closing Date, the Term Facility is refinanced, repaid or repriced in connection with a Repricing Event (as defined below), such prepayment, refinancing or repricing shall be made at 101% of the principal amount prepaid, refinanced or repriced. “Repricing Event” means (i) any prepayment or re-payment of the Term Loans, in whole or in part, with the proceeds of, or conversion of such Term Loans into, any new or replacement tranche of term loans bearing interest with an Effective Yield less than the Effective Yield applicable to the loans under the Term Facility (as such comparative yields are determined in the reasonable judgment of the Term Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the loans under the Term Facility which reduces the Effective Yield applicable to the loans under the Term Facility (and any assignment pursuant to the "yank-a-bank" provisions in connection therewith), in each case of clauses (i) and (ii), solely to the extent the primary purpose of such replacement or amendment, as reasonably determined by the Borrower in good faith, is to reduce the Effective Yield on the loans under the Term Facility. Notwithstanding the foregoing, no such fee shall be payable if such Repricing Event relates to new or replacement loans incurred in connection with any transaction that would, if consummated, constitute a change of control or a Transformative Acquisition. For the purposes of this paragraph, “Transformative Acquisition” shall mean any acquisition by the Borrower or one its restricted subsidiaries that either (a) is not permitted by the terms of the Term Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Term Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and it restricted subsidiaries with adequate flexibility under the Term Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

All voluntary prepayments under the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower and as between the Term Facility and any Incremental Facility, as directed by the Borrower.

Mandatory Prepayments:	Loans under the Term Facility and under any Incremental Facility shall be prepaid with:

(a) 50% (stepping down to 25% if the Senior Secured Net Leverage Ratio is less than or equal to 3.25 to 1.00 and to 0% if the Senior Secured Net Leverage Ratio is less than or equal to 2.75 to 1.00) of the Borrower’s annual excess cash flow (to be defined as mutually agreed, but in any event calculated on the basis of net income (and not Consolidated EBITDA) and to provide for a deduction from excess

Exhibit B-7

cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends (in any event, not to include those made under the Available Amount Basket, the Free and Clear Basket or the general basket), or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations for which binding agreements exist or to make capital expenditures (in each case subject to reversal of such deduction if such amount is not actually expended within such twelve-month period)) commencing with the fiscal year ending January 31, 2018; provided that voluntary prepayments of loans under the Term Fees and under any Incremental Facility shall reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of long-term indebtedness or non-ordinary course disposition of property);

(b) to the extent that the net cash proceeds of non-ordinary course asset sales or other dispositions of property (including by condemnation and insurance proceeds) by any Borrower or any of its restricted subsidiaries (collectively, the "Restricted Group") (including, without limitation, insurance and condemnation proceeds) exceeds, in the aggregate, an amount to be agreed in any fiscal year, 100% of such excess net cash proceeds in excess of such amount to be agreed of all non-ordinary course asset sales or other dispositions of property by the Borrower or its restricted subsidiaries (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed upon and customary reinvestment rights if reinvested within twelve (12) months of such sale or disposition (or committed to be reinvested within such twelve (12) month period and reinvested within six (6) months thereafter); and

(c) 100% of the net cash proceeds of debt issued by the Borrower or its restricted subsidiaries (other than debt permitted under the Term Loan Documents, except for Refinancing Indebtedness, the net cash proceeds of which, for the avoidance of doubt, will be applied as a mandatory prepayment to the class of loans being refinanced as determined by the Borrower).

The above described mandatory prepayments shall be applied to the installments thereof in direct order of maturity and, other than with respect to mandatory prepayments in respect of Refinancing Indebtedness, pro rata among classes of loans outstanding under the Term Loan Documents and, if applicable, to any equal priority secured Incremental Equivalent Debt (as defined below).

Any Lender may elect not to accept any mandatory prepayment (each a "Declining Lender"). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and any such retained amounts will not, solely for the purposes of calculating mandatory prepayments, thereafter be counted as excess cash flow or

Exhibit B-8

net cash proceeds (as described above) in any subsequent measurement period.

Collateral:	Subject to the limitations set forth below in this section, obligations of the Loan Parties in respect of the Term Facility, any Incremental Facility and the Guarantees will be secured by substantially all assets of the Loan Parties, wherever located, now owned or hereafter acquired, including the following (collectively, the "Collateral"):

(a) a perfected second-priority security interest (subject to permitted liens) in the following, whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral”): (i) all accounts receivable and credit card receivables and other rights to payment (in each case, other than to the extent relating to the sale or other disposition of Term Loan Priority Collateral (as defined below)); (ii) inventory and documents related to inventory; (iii) instruments (except to the extent relating to the sale or other disposition of Term Loan Priority Collateral); (iv) general intangibles (other than intellectual property) relating to accounts receivable and inventory; (v) deposit accounts, security accounts, cash and cash equivalents (other than cash and cash equivalents held in the Term Loan Asset Sale Proceeds Account referred to below); (vi) guarantees, letters of credit rights, security, insurance, supporting obligations and other credit enhancements, relating to accounts receivable and inventory; and (vii) books and records; and

(b) a first-priority security interest (subject to permitted liens) in the following (collectively, the “Term Loan Priority Collateral”): all assets of the Loan Parties (other than the ABL Priority Collateral), whether owned on the Closing Date or thereafter acquired, including but not limited to: (i) machinery, equipment, furniture, fixtures, vehicles, real property, intellectual property, general intangibles (except those relating to accounts and inventory set forth above), documents relating to equipment, (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan Priority Collateral and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Asset Sale Proceeds Account”), and (iii) the equity interests held directly by the Borrower or any Guarantor in any restricted subsidiary (which pledge, in the case of any foreign subsidiary, will be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary).

Additionally, each of the ABL Priority Collateral and the Term Loan Priority Collateral, respectively, will include all proceeds thereof. The priority of such proceeds will be allocated among the secured parties in respect of the ABL Facility (the “ABL Secured Parties”), lender (or lender affiliate) counterparties under certain hedging arrangements (“Hedging Secured Parties”) and certain banking

Exhibit B-9

services arrangements (“Banking Services Secured Parties”) and the secured parties in respect of the Term Facility (the “Term Loan Secured Parties”) as provided in the intercreditor agreement referred to below to be entered into on the Closing Date.

The obligations of the Loan Parties in respect of the ABL Facility, certain hedging and banking services arrangements provided by the lender (or lender affiliate) counterparties with respect to the ABL Facility will be secured by a perfected first-priority security interest (subject to permitted liens) in the ABL Loan Priority Collateral and a perfected second-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral. All such security interests will be perfected on the Closing Date, subject to the Limited Conditionality Provisions provided in Section 2 of this Commitment Letter.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (A) motor vehicles and other assets subject to certificates of title (to the extent a lien thereon cannot be perfected by filing of a UCC financing statement); (B) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law, other than proceeds and receivables thereof; (C) all fee owned real property having a fair market value less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Limited Conditionality Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters, which may, however, be required under certain eligibility requirements under the ABL Facility); (D) intent to use trademark or service mark applications; (E) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary's organizational or joint venture documents; and (F) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Term Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof. In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts except to the extent required by the ABL Facility, (b) no perfection

Exhibit B-10

actions shall be required with respect to (A) commercial tort claims not exceeding an amount to be agreed, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent, (c) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than an amount to be agreed shall not be required to be delivered, (d) share certificates of immaterial subsidiaries and non-subsidiaries shall not be required to be delivered and (e) other than in respect of any foreign borrowers or guarantors (to the extent applicable) under the ABL Facility, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction, other than in respect of any foreign borrowers or guarantors (to the extent applicable) under the ABL Facility). For the avoidance of doubt, notwithstanding the foregoing, the Term Loan Secured Parties will have a security interest in all collateral required under the ABL Facility, which security interest shall be (x) senior to any lien the ABL Secured Parties have in any Term Loan Priority Collateral and (y) junior to any lien the ABL Secured Parties have in any ABL Priority Collateral.

Intercreditor Matters:	The relative rights and priorities in the ABL Priority Collateral and the Term Loan Priority Collateral among the ABL Secured Parties, the Hedging Secured Parties, Banking Services Secured Parties and the Term Loan Secured Parties will be set forth in an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers and the Borrower. In addition, the relative rights and priorities in the Collateral among the ABL Secured Parties, the Term Loan Secured Parties and the holder of the Seller Note will be set forth in an intercreditor agreement that will contain customary lien subordination provisions for silent junior lien secured debt, all in form and substance reasonably satisfactory to the Arrangers and the Borrower.

Term Loan Documents:	The definitive credit documentation for Term Facility (the “Term Loan Documents”) shall contain the terms set forth in this Exhibit B (subject to the right of the Term Facility Arrangers to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Term Facility and the pre-closing requirements of the Acquisition Agreement and, if applicable, (ii) contain such other terms as the Borrower and the Term Facility

Exhibit B-11

Arrangers shall reasonably agree; it being understood and agreed that the Term Loan Documents shall (A) be based upon the Existing ABL Facility (with modifications to (x) include term loan specific provisions and (y) remove the ABL specific borrowing mechanics, co-borrowing provisions, ABL specific reporting obligations, ABL specific prepayment provisions, ABL specific “payment” or “distribution” conditions and Section 6.12) and (B) be consistent with the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith; and as such documentation shall be further modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrower and its subsidiaries, after giving effect to the Transactions, (iii) such other modifications to reflect the operational and strategic requirements of the Restricted Group (after giving effect to the Transactions) in light of its increased size and geographic locations, (iv) modifications to reflect changes in law or accounting standards since the date of the Existing ABL Facility and (v) modifications to reflect reasonable operational and administrative agency requirements of the Term Administrative Agent (collectively, the “Documentation Considerations”).

Unrestricted Subsidiaries:	The Term Loan Documents will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that, (i) no event of default shall have occurred and be continuing or would result from any such designation and (ii) after giving effect to such designation, the Borrower’s pro forma Total Net Leverage Ratio does not exceed 3.75 to 1.00. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Term Loan Documents and the cash held by results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term Loan Documents.

Representations and Warranties:

Consistent with the Existing ABL Facility after giving effect to the Documentation Considerations, with other appropriate exceptions and materiality qualifiers to be agreed, consisting solely of the following (to be applicable to the Borrower and its restricted subsidiaries only): organizational status, good standing and powers; power and authority; execution, delivery and enforceability; no violation of, or conflict with law or regulation, organizational/constitutional documents or contractual obligations; governmental and third-party

Exhibit B-12

approvals/consents; financial statements (including pro forma financial statements); no material adverse change; ownership of property; intellectual property; litigation and environmental matters; compliance with laws and agreements; Investment Company Act; taxes; pension plans; accuracy of disclosure; consolidated Closing Date solvency after giving effect to the Transactions; insurance; capitalization and subsidiaries; employment matters; Patriot Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; Federal Reserve regulations; and creation, validity, perfection and priority of security interests, subject to the Limited Conditionality Provisions set forth in Section 2 of the Commitment Letter.

Affirmative Covenants:	Consistent with the Existing ABL Facility after giving effect to the Documentation Considerations, consisting solely of the following (to be applicable to the Borrower and its restricted subsidiaries only) (subject to customary exceptions and qualifications to be agreed): delivery of audited annual consolidated and unaudited consolidated quarterly financial statements (and annual audit opinions from nationally recognized auditors that are not subject to any qualification as to "going concern" or scope of the audit), delivery of consolidating financial statements reflecting adjustments necessary to eliminate the accounts of unrestricted subsidiaries (if any) from consolidated financial statements, annual projections, accountants' letters, officers' certificates and other information reasonably requested by the Lenders through the Administrative Agent; notices of defaults, material adverse effects, litigation and other material events; payment of taxes; maintenance of existence and material rights, privileges, licenses and permits; compliance with laws and regulations (including environmental laws and labor laws), compliance with the Patriot Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; use of proceeds; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; commercially reasonable efforts to maintain public corporate credit and facility ratings (but not a specific rating); and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:	Consistent with the Existing ABL Facility after giving effect to the Documentation Considerations, consisting solely of the following (to be applicable to the Borrower and its restricted subsidiaries only) (in each case with customary exceptions, qualifications and baskets to be agreed):

(a) limitations on the incurrence of indebtedness, including guarantee obligations and earn outs (which shall permit, among other things, the incurrence of (i) indebtedness under the Term Facility (including Incremental Facilities) and Refinancing Indebtedness, (ii) indebtedness under the ABL Facility and any refinancing thereof in whole or in part, (iii) non-speculative hedging arrangements and cash management obligations, (iv) indebtedness of the Target and its

Exhibit B-13

subsidiaries incurred prior to the Closing Date and listed on a schedule that remains outstanding and is permitted to remain outstanding under the Acquisition Agreement (except to the extent required to be repaid pursuant to the Refinancing), (v) any (x) equal or junior priority secured or unsecured notes or (y) junior priority secured or unsecured loans incurred or issued by the Borrower in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”), which may be incurred on customary terms but shall not be subject to an “MFN”, (vi) indebtedness incurred and/or assumed on the terms set forth below (regarding debt assumed or incurred in connection with a Permitted Acquisition or similar investment), subject to a non-Loan Party cap to be agreed (and all of which shall be unsecured (except in the case of assumed indebtedness)), (vii) purchase money indebtedness and financing leases (subject to a cap to be agreed), (viii) indebtedness under a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (ix) indebtedness of non-Guarantor subsidiaries under a basket in an amount to be agreed), (x) other indebtedness, so long as (i) after giving pro forma effect to such incurrence and any related transaction, the Borrower’s Total Net Leverage Ratio shall be no greater than 3.50 to 1.00 (the “Ratio Debt Test”), (ii) if such indebtedness is secured by all or any portion of the Collateral it is subject to a customary intercreditor agreement reasonably acceptable to the Term Administrative Agent and the Borrower and the liens shall be junior or subordinated to the liens securing both the Term Facility and ABL Facility, (iii) such indebtedness matures no earlier than 91 days after the latest maturity date of the Term Facility and (iv) the weighted average life to maturity of such indebtedness shall be no shorter than the weighted average life to maturity of the Term Facility, subject to a cap on the amount of debt incurred by subsidiaries that are not Guarantors, (xi) the Seller Note and (xii) unsecured indebtedness maturing no earlier than 91 days after the latest maturity date of the Term Facility in an amount equal to 100% of any cash common equity contribution to the Borrower following the Closing Date to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket (as defined below);

(b) limitation on incurrence of liens (which shall permit, among other things, liens securing (i) the Term Facility, ABL Facility (including any incremental facilities and any refinancing facilities permitted as of the Closing Date thereunder) and Incremental Facilities, (ii) any secured Incremental Equivalent Debt, (iii) Refinancing Indebtedness, (iv) debt assumed in connection with a Permitted Acquisition or similar investment (provided that, such liens extend only to the same assets that such liens extended to, and/or secure the same indebtedness, that such liens secured, immediately prior to such assumption and were not created in contemplation thereof), (v) permitted purchase money indebtedness or financing leases, (vi) obligations under a general lien basket in an amount to be agreed (which in the case of consensual liens on Collateral shall rank junior to the liens securing the Term Loan Documents and junior to the liens

Exhibit B-14

securing the ABL Facility), (vii) the Seller Note and (viii) obligations under a non-Guarantor subsidiary lien basket (limited to liens on assets of non-guarantor subsidiaries) equal to the size of the non-Guarantor subsidiary debt basket);

(c) limitations on fundamental changes, mergers, liquidations and dissolutions;

(d) sales of assets (including sale and leasebacks) (which shall be permitted on the terms set forth below (regarding asset sales));

(e) dividends, distributions and other payments (which shall permit, among other things, (i) dividends, distributions or redemptions with the Available Amount Basket as set forth and defined in below, (ii) dividends, distributions or redemptions in connection with the Transactions, and (iii) additional dividends, distributions or redemptions when the Free and Clear RP Basket (as defined below) conditions are satisfied);

(f) investments, acquisitions (which shall be permitted on the terms set forth in below regarding Permitted Acquisitions), loans and advances (which, in addition, shall permit (i) unlimited investments in the Borrower and in any Guarantor or by any non-Guarantor in any other non-Guarantor, (ii) investments in restricted subsidiaries that are not Guarantors subject to an aggregate amount to be agreed, (iii) investments in connection with the Transactions and (iv) unlimited investments when the Free and Clear Investment/Prepayment Basket (as defined below) conditions are satisfied);

(g) transactions with affiliates;

(h) prepayments, redemptions or repurchases of subordinated, junior lien or unsecured “third-party” debt for borrowed money (collectively, “Junior Debt”) and amending or otherwise modifying any documents related thereto in a manner materially adverse to the Lenders;

(i) amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders;

(j) negative pledge clauses;

(k) changes in fiscal year;

(l) restrictive agreements; and

(m) changes in lines of business.

The Borrower and its restricted subsidiaries will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division) (each, a “Permitted Acquisition”) and incur or assume

Exhibit B-15

indebtedness in connection therewith subject to: (a) pro forma compliance, after giving effect to any such transaction, with either (i) a Total Net Leverage Ratio that is less than or equal to 3.75 to 1.00 or (ii) a Total Net Leverage Ratio that is no greater than the Total Leverage Ratio immediately prior to giving effect to any such acquisition (the “Permitted Acquisition Leverage Ratios”); (b) no event of default shall have occurred and be continuing or would result therefrom; (c) the acquired entity or business is in the same line of business or carries on, or is, a business complementary to that carried on by the Borrower and its restricted subsidiaries; (d) the Loan Parties comply with the applicable covenants to provide Collateral and guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to the applicable limitations on investments in non-Guarantor subsidiaries to be mutually agreed.

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions shall consist of cash or cash equivalents, subject to customary terms and limitations and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof and subject to other customary terms and conditions to be agreed (the “Asset Sale Exception”).

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Term Loan Documents that will reflect the Documentation Considerations and the monetary baskets included therein will include basket builders based on a percentage of the Company and its subsidiaries’ consolidated total assets equivalent to the initial monetary amount of each such basket and in addition shall include:

(1) an Available Amount Basket based on (i) $35.0 million, plus (ii) the retained portion of excess cash flow (i.e., the portion not required to be applied to prepay the Term Loans under the excess cash flow sweep), plus (iii) permitted equity proceeds, which may be used (without duplication) for restricted payments, investments and the prepayment or redemption of Junior Debt; provided that the ability to utilize the Available Amount Basket in connection with restricted payments and payments or redemptions of Junior Debt shall be subject to (x) pro forma compliance with a Total Net Leverage Ratio of 3.75 to 1.00 and (y) no event of default shall have occurred and be continuing or would result therefrom; and

(2) an additional basket to make restricted payments or payments in respect of Junior Debt if the Total Net Leverage Ratio does not exceed 3.00 to 1.00 and no event of default is then continuing or would result therefrom (the “Free and Clear RP Basket”); and

(3) an additional basket to make investments if the Total Net Leverage Ratio does not exceed 3.25 to 1.00 and no event of default is then continuing or would result therefrom (the “Free and Clear Investment Basket”).

Exhibit B-16

Financial Covenant:	None.

Limited Conditionality Acquisition:	For purposes of (i) determining compliance with any provision of the Term Loan Documents that requires the calculation of a financial ratio (ii) determining compliance with representations and warranties or the absence of defaults or events of default or (iii) testing availability under baskets set forth in the Term Loan Documents, in each case, in connection with an acquisition by one or more of Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired under the Term Loan Documents, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio or basket, representation, warranty and absence of such default or event of default, such financial ratio or basket, representation, warranty, absence of default or event of default shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) solely as a result of fluctuations in Consolidated EBITDA (as opposed to any incurrence, disposition or restricted payment) at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations.

If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is

Exhibit B-17

terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated (the provisions of the foregoing two paragraphs, the “Limited Condition Acquisition Provisions”). For the further avoidance of doubt, in the absence of an LCA Election, unless specifically stated in the Term Loan Documents to be otherwise, all determinations of compliance with (x) any Senior Secured Net Leverage Ratio or Total Net Leverage Ratio test, (y) any representations and warranties, or any requirement regarding the absence of defaults or events of default or (z) any availability tests under baskets shall be made as of the applicable date of incurrence of indebtedness, making of payment or consummation of acquisitions, as applicable.

Events of Default:	Consisting solely of the following (each an “Event of Default”): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; material inaccuracy of representations and warranties when made or deemed made; violation of other covenants (subject, in the case of all affirmative covenants other than notices of default and maintenance of existence of the Borrower, to a grace period of thirty (30) days); cross-default and cross-acceleration to other material debt (provided that, a breach of the ABL Financial Covenant (as defined in Exhibit C) of the ABL Facility will not constitute an event of default under the Term Loan Documents unless and until all of the commitments and loans under the ABL Facility have been accelerated and permanently terminated); bankruptcy, insolvency, and/or similar related events of any Loan Party or other material restricted subsidiary thereof; material monetary judgments defaults; material ERISA events; actual or asserted invalidity repudiation or rescission by a Loan Party of a Term Loan Document (including the intercreditor agreement referred to under the heading “Intercreditor Matters”) or any material guarantees or security documents; failure to deliver the QoE Reports prior to the Closing Date, subject to a grace period of thirty (30) days (which Event of Default shall be waivable by the Arrangers in their sole discretion (without the consent of any Lenders)); and change of control. While the accuracy of any representation and warranty other than as set forth in Exhibit D is not a condition precedent to the availability of the Facilities on the Closing Date, all other representations and warranties shall be made on the Closing Date (subject to “Clean-up Period” provisions (not to exceed 60 days after the Closing Date) for defaults which are subject to cure).

Conditions Precedent to Effectiveness and Borrowings On the Closing Date:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Facility on the Closing Date will be subject to only the following conditions: (i) prior

Exhibit B-18

written notice of borrowing and (ii) the conditions set forth or referred to in Section 2 of this Commitment Letter (including those specified in Exhibit D thereto).

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned and deemed to be given if no response is received within 10 business days of the date of the request) (unless (x) a payment or bankruptcy event of default has occurred and is continuing, (y) such assignment is to a Lender, an affiliate of a Lender or a related fund or (z) such assignment is by the Term Loan Arrangers during primary syndication of the Term Facility pursuant to a pre-approved syndication strategy) and the Term Administrative Agent (unless such assignment is an assignment to a Lender, an affiliate of a Lender or an approved fund), in each case such consent not to be unreasonably withheld or delayed. Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to participate loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest, premium or fees, (c) extensions of scheduled amortization or final maturity or the due date of any interest, premium or fee payment and (d) releases of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees.

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms to be mutually agreed.

The Term Loan Documents shall provide that (a) loans under the Term Facility or under any Incremental Facilities may be purchased and assigned on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and, in each case, subject to customary restrictions to be agreed and (b) the Borrower and any other affiliates of the Borrower shall be eligible assignees of loans under the Term Facility or under any Incremental Facilities; provided that (i) any such loans under the Term Facility or under any Incremental Facilities acquired by the Borrower or any of its subsidiaries shall be cancelled (and be deemed automatically cancelled) promptly upon acquisition thereof, (ii) no loan purchases shall be permitted by the Borrower or any of its subsidiaries if a default or event of default has occurred and is continuing and (iii) all parties to the relevant transactions shall render customary "big boy" disclaimer letters and the Borrower (or such subsidiary, as applicable)

Exhibit B-19

shall have executed and delivered to the Term Administrative Agent an Affiliated Lender assignment and assumption agreement.

No assignments or participations may be made to Disqualified Lenders. The Term Administrative Agent shall have the right to (a) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on IntraLinks, SyndTrak Online or similar electronic means (the “Platform”), including that portion of the Platform that is designated for “public side” Lenders and/or (b) provide the DQ List to each Lender requesting the same. The Term Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Term Loan Documents relating to Disqualified Lenders.

Voting:	Amendments and waivers of the Term Loan Documents will require the approval of Lenders (the “Required Lenders”) holding more than 50.0% of the aggregate amount of loans and commitments under the Term Facility and under any Incremental Facilities, except that: (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments of such Lender, (ii) reductions of principal, interest (other than default interest), premium or fees, (iii) reductions in the amount of or extensions of scheduled amortization or final maturity or the due date of any interest, premium or fee payment and (iv) changes to the “default waterfall” and certain pro rata sharing and payment provisions; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the value of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Loan Documents); and (c) the consent of the Term Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the Term Administrative Agent. Notwithstanding the foregoing, amendments and waivers of the Term Loan Documents that affect solely the Lenders under the Term Facility or any Incremental Facility, will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Term Facility or Incremental Facility.

The Term Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Term Facility and Incremental Facility have consented thereto.

In addition, if the Term Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a

Exhibit B-20

technical nature in the Term Loan Documents, then the Term Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Term Administrative Agent within five (5) business days following receipt of notice thereof.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including customary provisions relating to the implementation of regulations related to Basel III and Dodd-Frank regardless of the date enacted subject to agreed caveats); provided that any U.S. federal withholding taxes imposed on any Lender under current Sections 1471 through 1474 of the U.S. Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) shall be solely for the account and expense of such Lenders.

Indemnity and Expenses:	Provided that the Closing Date occurs, the Borrower shall pay (a) (i) all reasonable and documented or invoiced out-of-pocket expenses of the Term Administrative Agent and each Term Facility Arranger associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Loan Documents and (ii) all reasonable and documented or invoiced out-of-pocket expenses of the Term Administrative Agent and each Term Facility Arranger, if applicable, associated with and any amendment or waiver with respect to the Term Loan Documents (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Term Administrative Agent, each Term Facility Arranger, if applicable, and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Loan Documents.

The Loan Parties will indemnify the Term Administrative Agent, each Term Facility Arranger, and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates and agents of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of counsel), losses, claims, damages and liabilities of any such Indemnified Person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such Indemnified Person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders) that relate to the Transactions; provided that no Indemnified Person will be indemnified for its gross negligence, bad faith or willful misconduct as determined by a court of competent

Exhibit B-21

jurisdiction in a final non-appealable decision or for any dispute that is solely among Indemnified Persons and does not arise from any act or omission by the Borrower or any of its affiliates (other than a dispute involving claims against the Term Administrative Agent in its capacity as such, or any Term Facility Arranger or any of its affiliates solely in connection with its syndication activities contemplated hereunder); provided, further that no Indemnified Person or Borrower shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party).

Bail-In Provisions:	The Term Facility shall contain customary European Union “bail-in” provisions substantially in the form of the Loan Syndications and Trading Association proposed standard form.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Arrangers:	Latham & Watkins LLP.

Exhibit B-22

Exhibit C

Project Brand II
Summary of Terms and Conditions of the ABL Facility

Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Existing ABL Facility and if not defined therein, in the Commitment Letter (including Exhibits A, B and D thereto) to which this Exhibit C is attached.

Borrowers:	G-III Leather Fashions, Inc., the other subsidiaries that are Borrowers under the Existing ABL Facility and such other subsidiaries of the Company, including the Target and certain of its subsidiaries, as may be determined by the Company and, with respect to any foreign subsidiaries, approved by the ABL Administrative Agent and the Lenders (collectively, the “Borrowers”); provided that, the terms and conditions on which any subsidiaries may be added as Borrowers shall be mutually agreed upon in the ABL Loan Documents (as defined below).

Guarantors:	All obligations of (i) the Borrowers under the ABL Facility and (ii) the Borrowers or any of their subsidiaries under each interest rate swap, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof will be unconditionally guaranteed by the Company, the Borrowers (with respect to obligations described in the preceding clause (ii)) and each existing and each subsequently acquired or organized direct or indirect wholly-owned domestically organized restricted subsidiary of the Company (other than the Borrowers as to their own primary obligations), subject to customary exceptions (including, without limitation, (a) no Guarantee from any Excluded Subsidiary (as such term is defined in the Existing ABL Facility) and (b) where the Company and the ABL Administrative Agent reasonably determine that the costs of obtaining such a Guarantee are excessive in relation to the value afforded thereby). The Company, the Borrowers and any such subsidiary guarantors are each herein referred to as a “Loan Party”. Notwithstanding the foregoing, if any foreign borrowers are added to the ABL Facility, such foreign borrowers and certain foreign subsidiaries may be added as guarantors pursuant to terms and conditions to be mutually agreed upon.

ABL Facility Arrangers:	JPMorgan and Barclays, together with any financial institution appointed as an Additional Commitment Party, will act as the ABL Facility Arrangers for the ABL Facility and will perform the duties customarily associated with such role.

ABL Administrative Agent:	JPMorgan will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “ABL Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agents:	Barclays and each Additional Commitment Party will act as the sole and exclusive syndication agents for the ABL Facility and will perform the duties customarily associated with such role.

Exhibit C-1

Documentation Agents:	One or more financial institutions appointed by the Company in consultation with the ABL Facility Arrangers.

Lenders:	Banks, financial institutions and institutional lenders initially selected by the ABL Facility Arrangers with the consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Transactions:	As described in Exhibit A.

ABL Facility:	A senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $525.0 million. Commitments under the ABL Facility are referred to as “ABL Commitments”.

Purpose/Use of Proceeds	The proceeds of loans under the ABL Facility and of Letters of Credit (as defined below) issued under the ABL Facility will be used by the Borrowers and their subsidiaries for working capital and for other general corporate purposes (including to finance the Transactions and any other transactions not prohibited by the ABL Loan Documents (as defined below)).

Letter of Credit Sub-Facility:	No less than $100.0 million of the ABL Facility will be available to the Borrowers for the purpose of issuing Letters of Credit and each Commitment Party agrees to be an Issuing Lender (as defined below) in a fronting capacity for at least $33.3 million of Letters of Credit. Letters of Credit will be issued by the ABL Administrative Agent and other Lenders (reasonably acceptable to the Borrower and the ABL Administrative Agent) who agree to issue Letters of Credit (each, an “Issuing Lender”) (provided that Barclays, in its capacity as an Issuing Lender, shall not be required to issue commercial or trade letters of credit or bank guarantees). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Except as otherwise set forth in the preceding paragraph, Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with Existing ABL Facility after giving effect to the Documentation Considerations (as defined below).

Incremental Facilities:	The ABL Loan Documents will permit the Borrowers to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) such that the aggregate commitments under the ABL Facility (including any Incremental ABL Facility) do not exceed $700.0 million; provided that (i) no default or event of default shall have occurred and be continuing or would result therefrom, (ii) the representations and warranties in the ABL Facility shall be true and correct in all material respects (or in all respects if qualified by materiality) prior to, and immediately after giving

Exhibit C-2

effect to, the incurrence of such Incremental ABL Facility, (iii) to the extent requested by the ABL Administrative Agent, the ABL Administrative Agent shall have received legal opinions and certain customary closing deliverables consistent with those delivered on the Closing Date and (iv) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility, except with respect to any customary commitment, arrangement, upfront or similar fees that may be agreed to among the Borrowers and the lenders providing such additional commitments.

The Borrower may, but shall not be required to, seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (an “ABL Additional Lender”); provided that the ABL Administrative Agent and the Issuing Banks shall have consent rights (not to be unreasonably withheld) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Availability:	Loans under the ABL Facility (exclusive of Letter of Credit usage) may be made available on the Closing Date to (i) fund working capital, (ii) to pay Acquisition Funds and (iii) fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex Provisions” under the Fee Letter; provided that, notwithstanding the foregoing, the aggregate principal amount of borrowings under the ABL Facility (exclusive of Letter of Credit usage, the Refinancings and amounts used to fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex Provisions” under the Fee Letter) on the Closing Date to pay the Acquisition Funds shall not exceed $150.0 million. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the Existing ABL Facility or under any other facilities no longer available to the Target and its subsidiaries (and such existing letters of credit may be deemed Letters of Credit outstanding under the ABL Facility). Otherwise, subject to Availability (as defined below), loans under the ABL Facility will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Maturity Date:	5 years from the Closing Date. The ABL Loan Documents shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding commitments (which may include, among other things, an increase in the interest rates payable with respect of the related loans and/or an increase in the undrawn fees payable with respect to such commitments, with such extensions not subject to any “most favored nation” pricing provisions upon the request of the Company and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended

Exhibit C-3

shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class)); provided that (i) no default or event of default shall have occurred and be continuing at the time of any such extension or would result therefrom and (ii) the representations and warranties in the ABL Facility shall be true and correct in all material respects (or in all respects if qualified by materiality) prior to, and immediately after giving effect to, any such extension.

Amortization:	None.

Interest Rates:

All amounts outstanding under the ABL Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a)      the Base Rate plus the Applicable Margin per annum; or

(b)      the Adjusted LIBOR Rate plus the Applicable Margin per annum;

There shall be no LIBOR or ABR floors for the ABL Facility.

The Applicable Margin shall mean, (i) with respect to Base Rate Loans, 0.50% and (ii) with respect to Adjusted LIBOR Rate Loans, 1.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability during the preceding quarter greater than 66 2/3% and less than 33 1/3%, respectively; provided that, if at the end of any four-fiscal quarter test period, the Company’s Total Net Leverage Ratio for such period is no greater than 2.00 to 1.00, then the Applicable Margin referred to above, and each step-up and step-down percentage, shall be reduced by 0.125% (the “ABL Facility Margin Step-Down”)

“Base Rate” and “Adjusted LIBOR Rate” shall be defined using the ABL Administrative Agent’s customary definitions for transactions of this kind.

Commitment Fee Rate:	0.25% per annum on the undrawn portion of the ABL Commitments, payable to non-defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitments, calculated based on the number of days elapsed in a 360-day year.

Exhibit C-4

Letter of Credit Fees:	A per annum fee equal to the spread over the Adjusted LIBOR Rate under the ABL Facility will accrue for the account of Lenders (other than defaulting Lenders) on the aggregate face amount of outstanding standby Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. A per annum fee equal to 50% of the Applicable Margin for Adjusted LIBOR Rate loans under the ABL Facility will accrue for the account of Lenders (other than defaulting Lenders) on the aggregate face amount of outstanding commercial Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such Lenders pro rata in accordance with the amount of each such Lender’s ABL Commitment. In addition, the Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Company and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Default Interest:	Upon and during the continuance of any payment or bankruptcy event of default, and solely with respect to any overdue amounts, the applicable interest rate plus 2.00% per annum.

Borrowing Base:

The borrowing base (the “Borrowing Base”) at any time shall equal the sum of:

(i) 90% of book value of eligible credit card receivables of the Borrowers,

(ii) 85% of book value eligible accounts receivable of the Borrowers,

(iii) the lesser of (a) 70% of cost (FIFO basis) of eligible wholesale inventory, and (b) 85% of the net orderly liquidation value of eligible wholesale inventory of the Borrowers,

(iv) 90% of the net orderly liquidation value of eligible retail inventory of the Borrowers (increased to 92.5% during a 4-month period each year); and

(v) 100% of the Borrowers’ unrestricted cash and cash equivalents (to the extent held in accounts maintained at JPMorgan or its affiliates and subject to the control of, the ABL Administrative Agent or subject to customary control agreements in favor of the ABL Administrative Agent), less

(vi) customary reserves including royalty and dilution reserves and reserves for inventory held in leased locations or bailees without a landlord waiver, bailee letter or other collateral access agreement and other reserves consistent with the Existing ABL Facility.

Eligibility criteria for eligible wholesale inventory, eligible retail inventory, eligible accounts receivable and eligible credit card receivables shall be set

Exhibit C-5

forth in the ABL Loan Documents in a manner consistent with the Documentation Considerations, subject to the inclusion in the calculation of eligible wholesale inventory of eligible in-transit inventory in amount not to exceed 15% to the Borrowing Base.

The Borrowing Base will be computed by the Company monthly (or more frequently as the Company may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Company’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 20th day following the end of each calendar month; provided, however, that, during any Cash Dominion Period, the Company will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion with prior written notice to the Borrowers. For purposes of the foregoing, “Permitted Discretion” shall have a meaning substantially consistent with that set forth in the Existing ABL Facility.

The amount of any reserve established or modified by the ABL Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, without duplication, as determined by the ABL Administrative Agent in its Permitted Discretion.

The Borrowing Base shall not include any amounts attributable to the inventory and receivables of the Target and its subsidiaries until such time as a field examination and inventory appraisal with respect thereto have been completed.

Cash Management and Cash Dominion:	The Loan Parties shall use commercially reasonable efforts to obtain and/or maintain account control agreements on the concentration accounts (“DDAs”) where the proceeds of sales of ABL Priority Collateral of the Loan Parties (including those of the Target and its subsidiaries that are to become Loan Parties under the ABL Facility) are deposited. The Loan Parties shall use commercially reasonable efforts to obtain and/or maintain account control agreements on all other deposit accounts (but in any event excluding accounts that are (i) solely used for the purposes of making payments in respect of payroll, workers’ compensation, pension benefits, taxes and employees’ salaries and wages and benefits and similar expenses, (ii) accounts where solely non-ABL Priority Collateral deposited, (iii) any zero balance payables accounts and (iv) other accounts with funds on deposit averaging less than an amount to be agreed (collectively, “Excluded Accounts”) as soon as possible and in any event within 60 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree)). If such arrangements are not obtained within 60 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Loan Parties shall be required to move their bank

Exhibit C-6

accounts to the ABL Administrative Agent or another bank that will provide such control agreements.  During a Cash Dominion Period (as defined below), all amounts in controlled DDAs will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions, limitations and thresholds to be agreed. It is understood that accounts exclusively holding the proceeds of any indebtedness, including the proceeds of the loans under the ABL Facility, shall not be swept during any Cash Dominion Period.

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Maximum Borrowing Amount and (y) $52.5 million for five consecutive business days to the date Excess Availability shall have been at least the greater of (i) 12.5% of the Maximum Borrowing Amount and (ii) $52.5 million for five consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence of an Event of Default and shall continue until the date on which, as applicable, in the case of clause (b), such Event of Default is cured or waived or no longer continuing, or in the case of clause (a), Excess Availability under the ABL Facility has been at least the greater of (i) $52.5 million and (ii) 12.5% of the Maximum Borrowing Amount for at least 30 consecutive calendar days. Notwithstanding the foregoing, if at any time four separate Cash Dominion Periods shall have commenced and ended, then, any subsequent Cash Dominion Period shall be permanently in effect for the remainder of the term of the ABL Facility.

“Maximum Borrowing Amount” shall mean, at any time, an amount equal to the lesser of (i) the ABL Commitments and (ii) the Borrowing Base.

“Availability” shall mean, at any time, the remainder of (a) the Maximum Borrowing Amount at such time over (b) the sum of (i) aggregate principal amount of all loans outstanding under the ABL Facility and (ii) all amounts outstanding under Letters of Credit (including issued and undrawn Letters of Credit) at such time.

“Excess Availability” shall mean, at any time, the remainder of (a) the sum of (i) Maximum Borrowing Amount at such time and (ii) for purposes of calculating Excess Availability for determining whether additional appraisals or field exams are required, whether the Company shall be required to deliver monthly financial statements or weekly Borrowing Base certificates and in the Payment Conditions, the lesser of (x) Suppressed Availability (as defined below) and (y) an amount equal to 5.0% of the Maximum Borrowing Amount over (b) the sum of (i) aggregate principal amount of all loans outstanding under the ABL Facility and (ii) all amounts outstanding under Letters of Credit (including issued and undrawn Letters of Credit) at such time.

“Suppressed Availability” shall mean the excess (if any) of (i) the Borrowing Base over (ii) the ABL Commitments.

Exhibit C-7

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Commitments and prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ “breakage costs” incurred in the case of a prepayment of Adjusted LIBOR Rate borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding loans, unreimbursed Letter of Credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrowers will repay outstanding loans and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments.

Collateral and Intercreditor Matters:	As described under each the sections entitled “Collateral” and “Intercreditor Matters” in Exhibit B to the Commitment Letter. It is understood, that, except as described under the first paragraph of the section entitled “Cash Management/Cash Dominion” above, control agreements shall not be required with respect to any deposit accounts or securities accounts or commodities accounts, and in the case of securities accounts and commodities accounts with average amounts therein less than an amount to be agreed.

Loan Documents:	The definitive credit documentation for ABL Facility (the “ABL Loan Documents” and, together with the Term Loan Documents, the “Loan Documents”) shall contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the ABL Facility and the pre-closing requirements of the Acquisition Agreement and, if applicable, (ii) contain such other terms as the Borrower and the ABL Facility Arrangers shall reasonably agree; it being understood and agreed that the ABL Loan Documents shall be consistent with the Existing ABL Facility and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith; and as such documentation shall be further modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Company and its subsidiaries, after giving effect to the Transactions, (iii) modifications to the eligibility criteria and reserves in light of the addition of assets of the Target and/or any of its subsidiaries in the Borrowing Base, (iv) such other modifications to reflect the operational and strategic requirements of the Restricted Group (after giving effect to the Transactions) in light of its increased size and geographic locations and (v) modifications to reflect changes in law or accounting standards since the date of the Existing ABL Facility (collectively, the “Documentation Considerations”).

Unrestricted Subsidiaries:	As described under the section entitled “Unrestricted Subsidiaries” in Exhibit B to the Commitment Letter, with (i) corresponding changes to

Exhibit C-8

reference the ABL Facility, (ii) a requirement to deliver an updated Borrowing Base Certificate if the designation of any “restricted subsidiaries” as “unrestricted subsidiaries” since the last delivery of a Borrowing Base Certificate results (on a pro forma basis) in a reduction of the Borrowing Base by the lesser of 5% or more of the Borrowing Base and $25.0 million and (iii) a requirement to satisfy the Payment Conditions at the time of such designation.

Representations and Warranties:	Limited to the representations and warranties (to be applicable to the Company and its restricted subsidiaries only) expressly set forth in Exhibit B, with corresponding changes to reference the ABL Facility.

Affirmative Covenants:

Limited to the covenants expressly set forth in Exhibit B under “Affirmative Covenants” (to be applicable to the Company and its restricted subsidiaries only) with corresponding changes to reference the ABL Facility and to add requirements (i) to deliver consolidating financial statements, (ii) to deliver the Borrowing Base Certificates, (iii) to provide other collateral-related reporting consistent with the Existing ABL Facility, (iv) referenced in the first paragraph under “Cash Management/Cash Dominion”, (v) to require the delivery of monthly financial statements during any Cash Dominion Period and (vi) to maintain the ABL Administrative Agent as its primary depositary bank.

In addition, the ABL Administrative Agent may conduct up to one (1) inventory appraisal (at the expense of the Borrowers) during any calendar year; provided that (X) at any time after the date on which Excess Availability has been less than the greater of $60.0 million and 15% of the Maximum Borrowing Amount for five consecutive business days, inventory appraisals may each be conducted (at the expense of the Borrowers) two (2) times during such calendar year or (Y) at any time during the continuation of any Event of Default, field examinations and inventory appraisals, may be conducted (at the expense of the Borrowers) as frequently as determined by the ABL Administrative Agent in its Permitted Discretion; provided, further, that no such inventory appraisal shall be required if inventory included in the Borrowing Base would not have had to be relied upon for borrowings under the ABL Facility for the preceding twelve month period.

In addition, the ABL Administrative Agent may conduct up to one (1) field examination (at the expense of the Borrowers) during any calendar year; provided that (X) at any time after the date on which Excess Availability has been less than the greater of $60.0 million and 15% of the Maximum Borrowing Amount for five consecutive business days, field examinations may each be conducted (at the expense of the Borrowers) two (2) times during such calendar year or (Y) at any time during the continuation of any Event of Default, field examinations, may be conducted (at the expense of the Borrowers) as frequently as determined by the ABL Administrative Agent in its Permitted Discretion; provided, further, that no such field exam shall be required if, during the preceding twelve month period, there are no borrowings under the ABL Facility (other than Letter of Credit usage) and the Letter of Credit usage does not at any time exceed $45.0 million.

Exhibit C-9

Notwithstanding the foregoing, for purposes of clarity, the initial inventory appraisal and field examination for the Target and its subsidiaries and inventory appraisals and field examination of any Borrower added after the Closing Date shall not reduce the number of inventory appraisals and field examinations otherwise permitted.

Negative Covenants:	Limited to the covenants expressly set forth in Exhibit B under “Negative Covenants” (to be applicable to the Company and its restricted subsidiaries only) with only corresponding changes to reference the ABL Facility; provided that the ABL Facility shall not include, (i) the Free and Clear RP Basket and the Free and Clear Investment/Prepayment Basket and (ii) the Available Amount Basket. In addition, if the disposition of assets under the Asset Sale Exception since the delivery of the preceding Borrowing Base Certificate results (in a pro forma basis) in a reduction of 10% or more of the Borrowing Base, the Company shall be required to deliver an updated Borrowing Base Certificate to the ABL Administrative Agent.

Payment Conditions:

The ABL Facility will permit unlimited (i) dividends, other payments in respect of capital stock and other restricted payments, (ii) prepayments and voluntary redemptions of Junior Debt and (iii) acquisitions and other investments so long as, in each case, the Payment Conditions are satisfied at the time of such dividend, prepayment, investment or incurrence.

“Payment Conditions” shall mean the following: (i) no Event of Default exists or would arise after giving effect to the relevant transactions, (ii) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment for which financial statements are available with a Fixed Charge Coverage Ratio of 1.10:1.00 and (iii) the Borrowers’ having Excess Availability in excess of the greater of (x) 15% of the Maximum Borrowing Amount and (y) $62.5 million on a pro forma basis immediately after giving effect to such transaction and over 60 consecutive days immediately prior to such transaction, also on a pro forma basis; provided however that the condition set forth in clause (ii) shall not be applicable if the Borrowers have Excess Availability in excess of the greater of (x) 22.5% of the Maximum Borrowing Amount and (y) $90.0 million (except for permitted acquisitions, investments and the incurrence of indebtedness, which shall be (x) 20% of the Maximum Borrowing Amount and (y) $80.0 million), in each case, on a pro forma basis immediately after giving effect to such transaction and over the 360-day period immediately prior to such transaction, also on a pro forma basis.

ABL Financial Covenant:	If Excess Availability shall be less than the greater of (A) 10.0% of the Maximum Borrowing Amount or (B) $42.5 million (such greater amount, the “ABL Financial Covenant Trigger”) and until Excess Availability is greater than or equal to the ABL Covenant Trigger for 30 consecutive calendar days (such period, a “Compliance Period”) the Company shall comply on a monthly basis with a minimum ratio (the “Fixed Charge Coverage Ratio”) as defined in the Existing ABL Facility, (but (i) with Consolidated EBITDA (as defined in Exhibit B) used for the numerator (instead of “EBITDAR”), (ii) with the definition of “Fixed Charges” modified to exclude (A) prepayments of indebtedness, (B) rent and common

Exhibit C-10

area maintenance payments under operating leases and (C) dividends, distributions and other restricted payments (other than regularly scheduled cash dividends paid by the Company (in accordance with the Company’s dividend policy, as amended from time to time)), (iii) when determining whether the condition set forth in clause (ii) in the definition of “Payment Conditions” above is satisfied in connection with making restricted payments, the denominator of the Fixed Charge Coverage Ratio shall also include on a pro forma basis, without duplication, the actual amount of restricted payments actually being made at such time and the actual amount of restricted payments made during the relevant four quarter test period and (iv) calculated on a consolidated basis in accordance with GAAP) and tested (i) immediately upon the trigger based on the most recently completed fiscal month for which financial statements have been delivered and (ii) on the last day of each subsequently completed fiscal month of the Company ending during a Compliance Period for which financial statements have been delivered. Notwithstanding the foregoing, for incurrence based tests when no Cash Dominion Period is in effect, compliance with the Fixed Charge Coverage Ratio shall be determined on a quarterly basis.

For purposes of determining compliance with the ABL Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to the Company after the last day of the relevant fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such ABL Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount expected to be required to cause the Company to be in pro forma compliance with the ABL Financial Covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the ABL Facility, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the ABL Loan Documents other than for determining compliance with the ABL Financial Covenant and (e) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the ABL Financial Covenant.

Events of Default:	Consisting of the following (each, an “Event of Default”): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; material inaccuracy of representations and warranties when made or deemed made; violation of other covenants (subject in the case of all affirmative covenants, other than (i) notices of default, maintenance of existence of the Company or any Borrower and use of proceeds (each of which will result in an immediate event of default); (ii)

Exhibit C-11

failure to comply with cash management provisions for a period of more than 5 consecutive business days; (iii) failure to deliver a Borrowing Base Certificate after 5 business days (or 2 business days in the case of a weekly Borrowing Base Certificate); (iv) notices of all other material events (which shall be subject to a grace period of five (5) days) and (v) failure to comply with collateral requirement provisions (which shall be subject to a grace period of fifteen (15) days), to a grace period of thirty (30) days; cross default and cross acceleration to other material debt; bankruptcy, insolvency and/or other similar related events of any material Loan Party or other material restricted subsidiary thereof; material monetary judgments; ERISA events; actual or asserted invalidity or rescission by a Loan Party of an ABL Facility Document (including the intercreditor agreement refereed to under the heading “Collateral and Intercreditor Matters”) or any material guarantees or security documents; failure to deliver the QoE Reports prior to the Closing Date, subject to a grace period of thirty (30) days (which Event of Default shall be waivable by the Arrangers in their sole discretion (without the consent of any Lenders)) and change of control. While the accuracy of any representation and warranty other than as set forth in Exhibit D is not a condition precedent to the availability of the ABL Facility on the Closing Date, all other representations and warranties shall be made on the Closing Date (subject to “Clean-up Period” provisions (not to exceed 60 days after the Closing Date) for defaults which are subject to cure).

Conditions Precedent to Effectiveness and Borrowing under ABL Facility on Closing Date only:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the ABL Facility on the Closing Date will be subject to only the following conditions: (i) prior written notice of borrowing and (ii) the conditions set forth or referred to in Section 2 of this Commitment Letter (including those specified in Exhibit D thereto).

Assignments and Participations:

The Lenders will be permitted to assign loans and ABL Commitments with the consent of (i) the Company (not to be unreasonably withheld or delayed) (unless a payment or bankruptcy event of default has occurred and is continuing) and (ii) the ABL Administrative Agent and the Issuing Lenders (in each case not to be unreasonably withheld or delayed). Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $5.0 million. The ABL Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to participate loans and ABL Commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest, premium or fees, (c) extensions of final maturity or the due date of any interest, premium or fee payment and (d) releases of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees.

No assignments or participations may be made to Disqualified Lenders. The ABL Administrative Agent shall have the right to (a) post the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on IntraLinks, SyndTrak

Exhibit C-12

Online or similar electronic means (the “Platform”), including that portion of the Platform that is designated for “public side” Lenders and/or (b) provide the DQ List to each Lender requesting the same. The ABL Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the ABL Loan Documents relating to Disqualified Lenders.

Voting:

Amendments and waivers of the ABL Loan Documents will require the approval of Lenders (the "Required Lenders") holding more than 50.0% of the aggregate amount of ABL Commitments (or, if the ABL Commitments have been terminated, outstanding loans under the ABL Facility) under the ABL Loan Documents, except that: (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments of such Lender, (ii) reductions of principal, interest (other than default interest), premium or fees and (iii) reductions in the amount of or extensions of final maturity or the due date of any interest, premium or fee payment; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, (ii) changes to the waterfall or pro rata sharing provisions in a manner that would alter the manner in which payments are shared and (iii) releases of liens on all or substantially all of the Collateral or all or substantially all of the value of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Loan Documents); and (c) the consent of the ABL Administrative Agent and Issuing Lenders will be required to amend, modify or otherwise affect the rights and duties of the ABL Administrative Agent or the Issuing Lenders, as applicable. In addition, the consent of a supermajority (66.7%) of the aggregate amount of ABL Commitments (or, if the ABL Commitments have been terminated, outstanding loans under the ABL Facility) shall be required for increases in advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion) and the consent of a supermajority (66.7%) of the aggregate amount of ABL Commitments (or, if the ABL Commitments have been terminated, outstanding loans under the ABL Facility) shall be required for any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability.

The ABL Loan Documents shall contain customary provisions for replacing (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% (or, the relevant required percentage) of the aggregate amount of ABL Commitments have consented thereto and (ii) defaulting Lenders. The ABL Facility shall also contain usual and customary provisions regarding defaulting lenders to be based on the ABL Administrative Agent’s customary form.

In addition, if the ABL Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical

Exhibit C-13

nature in the ABL Loan Documents, then the ABL Administrative Agent and the Company shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the ABL Administrative Agent within five (5) business days following receipt of notice thereof.

Yield Protection and Increased Costs:	The ABL Loan Documents will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Loan Documents.

Indemnity and Expenses:	The ABL Loan Documents will include customary expense reimbursement and indemnification provisions substantially consistent with those set forth in the Term Loan Documents; provided that, in connection with the Closing Date and only to the extent that the Closing Date occurs, one appraisal and one field examination shall be included within the scope of this paragraph and thereafter, expense reimbursements with respect to field examinations and inventory appraisals shall be limited as described in the section entitled “Affirmative Covenants” above in this Exhibit C.

Bail-In Provisions:	The ABL Loan Documents shall contain the ABL Administrative Agent’s customary provisions in respect of European Union “Bail-In” matters (but no representation) to be based on the ABL Administrative Agent’s customary form.

Governing Law and Forum:	New York.

Counsel to ABL Administrative Agent and ABL Arrangers:	Latham & Watkins LLP.

Exhibit C-14

Exhibit D

Project Brand II
Summary of Conditions Precedent to the Facilities1

The availability of the Facilities is subject to the following conditions precedent:

1.	Concurrent Transactions: The Acquisition shall have been consummated or will be consummated substantially concurrently with the initial funding under the Facilities in accordance with the Acquisition Agreement, after giving effect to any amendments, modifications or waivers thereto; provided that no such amendment, modification or waiver by you (or your affiliates) of any term thereof that is materially adverse to any interest of the Commitment Parties or the Lenders (it being understood that any amendment, modification or waiver by you (or your affiliates) that results in a decrease of up to 10% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse to any interest of the Commitment Parties or the Lenders so long as the Term Facility is reduced by the amount of any such decrease in the Cash Consideration), will be made or granted, as the case may be, without the prior written consent of the Commitment Parties.

2.	Historical Financial Statements. The Arrangers shall have received (i) audited consolidated financial statements of the Company and its consolidated subsidiaries consisting of audited consolidated balance sheets as of January 31, 2015 and January 31, 2016 and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the fiscal years of the Company ended January 31, 2014, January 31, 2015 and January 31, 2016, (ii) audited consolidated financial statements of the Target and its subsidiaries consisting of audited consolidated balance sheets as of December 31, 2014 and December 31, 2015 and audited consolidated statements of operations and comprehensive income (loss), statements cash flows and statements of stockholders’ equity for each of the fiscal years of the Target and its subsidiaries ended December 31, 2013, December 31, 2014 and December 31, 2015, (iii) unaudited interim consolidated financial statements of the Company and its consolidated subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Company and its consolidated subsidiaries as of the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries that has been completed prior to the Closing Date that has ended at least 45 days before the Closing Date and (B) an unaudited interim consolidated income statement, statement of cash flows and statement of stockholder’s equity of the Company and its consolidated subsidiaries for the most recent six or nine month, as applicable, fiscal period (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (iv) unaudited interim consolidated financial statements of the Target and its subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Target and its subsidiaries as of the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date and (B) an unaudited interim consolidated statement of operations and comprehensive income (loss), statement of cash flows and statement of stockholders’ equity of the Target and its subsidiaries for the most recent six or nine month, as

[1]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Exhibit D-1

applicable, fiscal period (other than the fourth fiscal quarter of any fiscal year) of the Target and its subsidiaries that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date. The Arrangers hereby acknowledge receipt of the audited consolidated financial statements referred to in clause (i) above for the fiscal years ended January 31, 2014, January 31, 2015 and January 31, 2016.

3.	Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial information pursuant to paragraph 2(i) and (iii) above has been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

4.	Payment of Fees and Expenses. The Company shall have paid, or will substantially simultaneously with the initial borrowing under the Facilities pay, all fees and reasonable expenses (including, without limitation, legal fees and expenses) of the Arrangers, the Administrative Agents and the Lenders as and to the extent (a) required pursuant to the terms of this Commitment Letter and the Fee Letter relating to the Facilities and (b) invoiced to the Company at least two business days prior to the Closing Date (which amounts may be offset against the proceeds of the Facilities).

5.	Definitive Documents; Customary Closing Conditions. Subject in all respects to the Limited Conditionality Provisions, (a) with respect to the Term Facility (i) the Term Loan Documents (as defined in Exhibit B and including guarantees, security agreements and other related definitive documents), which shall be in accordance with the terms set forth in this Commitment Letter, Exhibit B (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and the Documentation Considerations (as defined in Exhibit B) shall have been executed and delivered by the Borrowers and each Guarantor and (ii) the Company shall have delivered the following other customary closing deliverables with respect to the Borrower and the Guarantors: (A) customary officer’s closing and secretary certificates, legal opinions (in each relevant jurisdiction), corporate authority or organizational documents, good standing certificates in jurisdictions of formation/organization, and officer’s certificates evidencing authority and (B) a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit D, of the chief financial officer of the Company;

(b) with respect to the ABL Facility (i) the ABL Loan Documents (as defined in Exhibit C and including guarantees, security agreements and other related definitive documents), which shall be in accordance with the terms set forth in this Commitment Letter, Exhibit C and the Documentation Considerations (as defined in Exhibit C) shall have been executed and delivered by the Borrowers and each Guarantor and (ii) the Company shall have delivered the following other customary closing and secretary deliverables with respect to the Borrowers and the Guarantors: (A) customary officer’s closing certificates, legal opinions (in each relevant jurisdiction), corporate authority or organizational documents, good standing certificates in jurisdictions of formation/organization, and officer’s certificates evidencing authority, (B) the Initial Borrowing Base Certificate and (C) a solvency certificate, dated as of the Closing Date and

Exhibit D-2

after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit D, of the chief financial officer of the Company;

6.	Refinancings. The Refinancings shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated.

7.	Liens. Subject in all respects to the Limited Conditionality Provisions, (a) with respect to the Term Facility, all documents and instruments required to create and perfect the Term Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing and (b) with respect to the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

8.	Patriot Act. Each Commitment Party shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Loan Parties that the Commitment Parties have reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and that was reasonably requested from the Company in writing at least 10 business days prior to the Closing Date.

9.	Representations and Warranties. The Acquisition Agreement Representations shall be true and correct, but only to the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of the failure of such representations to be true and correct and the Specified Representations shall be true and correct in all material respects (provided that Specified Representations already qualified by materiality or material adverse effect shall be true and correct in all respects) on the Closing Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

10.	Closing Date. The Closing Date shall occur no earlier than September 30, 2016.

Exhibit D-3

Annex I to Exhibit D

Form of Solvency Certificate

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of [Borrower], a [           ] (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.           This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [___] of the [Credit Agreement], dated as of____, 201[ ], among [____] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.           For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

Exhibit D-I-1

(e)	“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)	“Do not have Unreasonably Small Capital”

Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.           For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its subsidiaries.

4.           Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.* * *

Exhibit D-I-2

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this [  ] day of 201[ ].

[		]

By:
Name:
Title: Chief Financial Officer

Exhibit D-I-3